Exhibit 10.2

Kellogg Company
Long Term Incentive Plan
Restricted Stock Unit Terms and Conditions
For Performance Year 2017, RSUs granted in 2018

1.
Type of Award: Restricted Stock Units (“RSU”) are granted to participants upon the approval of the Compensation and Talent Management Committee of the Board of Directors of Kellogg Company (the “Committee”). This RSU award will be forfeited if the participant is terminated, retired, on long-term disability, on a severance leave of absence or otherwise not an active employee on the date of grant. Employees who receive and accept an RSU grant are participants in the Kellogg Company 2017 Long-Term Incentive Plan “the Plan”).

2.
Vesting: RSUs become unrestricted and no longer subject to forfeiture and will fully vest on the third anniversary of the grant date. Participants will immediately forfeit any non-vested RSUs upon termination of employment with the Company, including any of its subsidiaries, for any reason other than death, Disability, Retirement or Change of Control (as those terms are defined in the Kellogg Company 2017 Long-Term Incentive Plan (the “Plan”). In the case of a participant’s, death, Disability or Retirement, RSUs will partially vest. Vesting in those cases will be pro-rated based on the number of days the participant was actively employed during the vesting period.

3.
Change of Control: Notwithstanding the above, in the event of a Change of Control, all outstanding RSUs will fully vest immediately as of the Change of Control and will be considered fully earned and will be payable promptly as practicable following the Change of Control if the grants have not been assumed or replaced by a Substitute Award, as defined below.

An award will qualify as a Substitute Award (“Substitute Award”) if it is assumed by any successor corporation, affiliate thereof, person or other entity, or replaced with awards that, solely in the discretionary judgment of the Committee, preserves the existing value of the outstanding RSUs at the time of the Change of Control and provide vesting and payout terms, as applicable, that are at least as favorable to participants as vesting and payout terms applicable to this RSU award (including the terms and conditions that would apply in the event of a subsequent Change of Control).
If and to the extent that this RSU grant is assumed by the successor corporation (or affiliate, person or other entity thereto) or is replaced with a Substitute Award, then such Substitute Awards shall remain outstanding and be governed by its respective terms and the provisions of the applicable plan.
If this RSU Award is assumed or replaced with a Substitute Award and the participant’s employment with the Company is thereafter terminated by (i) the Company or successor, as the case may be, for any reason other than cause; or (ii) a participant eligible to participate in the Kellogg Company Change of Control Severance Policy for Key Executives, for Good Reason (as defined in that Policy), in each case, within the two-year period commencing on the date of the Change of Control, all Substitute Awards for that participant will fully vest immediately as of the date of the participant’s termination and will be considered fully earned and will be payable promptly as practical following the Change of Control.
The Committee may make additional adjustments or settlements of outstanding RSU awards as it deems appropriate and consistent with the Plan’s purposes, including adjustments related to adverse tax consequences for participants or the Company.

4.
Non-solicitation: As a condition for receipt of this Award, and in consideration of the compensation and benefits provided pursuant to this Award, the sufficiency of which is hereby acknowledged, acceptance of this Award is agreement by the participant that during the participant’s active employment and thereafter for a period of two years, the participant shall not, without the prior written consent of the Chief Legal Officer, directly or indirectly employ, or solicit the employment of (whether as a participant, officer, director, agent, consultant or independent contractor) any person who is or was an officer, director, representative, agent or participant of the Company, including any of its subsidiaries, at any time during the two year period prior to the participant’s last day of employment.

5.
Non-Disparagement of the Company: As a condition for receipt of this Award, and in consideration of the compensation and benefits provided pursuant to this Award, the sufficiency of which is hereby acknowledged, acceptance of this Award is agreement by the participant that during the term of the participant’s active employment and thereafter, the participant will not engage in any form of conduct or make any statements or representations that disparage, portray in a negative light, or otherwise impair the reputation, goodwill or commercial interests of the Company, including any of its subsidiaries, or its past, present and future subsidiaries, divisions, affiliates, successors, officers, directors, attorneys, agents and participants.

6.
Payment: This RSU grant will be paid, when and as vested, in shares of Kellogg Company common stock based on the applicable number of RSUs unless Kellogg Company determines otherwise (see 'Tax and Legal Issues' below). Until the time of vesting, no shares of common stock will be issued for the RSUs.

7.	Dividends: Dividends will be not earned or deemed earned on the RSUs.

8.
Voting: RSUs do not give their holder any voting rights, or any other right of a holder of Kellogg Company common stock. The shares of Kellogg Company common stock that are issued for RSUs upon vesting will have voting rights.

9.
Taxes: Taxes will be due when RSUs vest based on the Fair Market Value (as defined in the Plan) of the shares on the vesting date. This amount, considered taxable compensation, will be included in appropriate tax forms for the participant, for example, W2 income for U.S. employees and T4 income for Canadian employees. Participants will pay withholding taxes by selling shares. Taxes include, but are not limited to, Federal or national, social insurance or FICA taxes, state and local, if applicable, and as required by local requirements. FICA taxes may be due before the vesting date for U.S. and Puerto Rico employees who are retirement eligible.

10.
Administration: Participants will not receive stock certificates when RSUs vest. The shares of Kellogg Company common stock issued in payment for RSUs will initially be held via book entry at Merrill Lynch. Those shares will be registered in the participant’s name. Participants can change the registration of the shares after the vesting period. Contact Merrill Lynch within in the U.S. at 1-866-866-4050 or outside the U.S. at 1-609-818-8669.

11.
Communication: Each participant will be provided with a written confirmation of the RSU Award. Participants will also receive a notice after vesting that explains the number of shares issued as well as the number of shares to be sold to pay the withholding tax.

12.
Disposition at Vesting: After RSUs vest and shares are issued, participants can leave the shares with Merrill Lynch, ask Merrill Lynch to sell the shares, have a certificate issued to the participant or have the shares electronically transferred to another broker. Certain fees may apply to selling or transferring shares - contact Merrill Lynch for details.

13.
Benefits: RSU grant or vesting income will not be included in earnings for the purposes of determining benefits, including pension, S&I, disability, life insurance and other survivor benefits (for U.S. participants).

14.	Insiders: Insiders cannot dispose of the shares issued after vesting without prior approval of the Legal Department.

15.
Tax and Legal Issues: Prior to vesting, the Company reserves the right to replace RSUs granted with a cash equivalent benefit if there are any adverse tax or legal consequences for either the participant or Company related to the ownership of Kellogg Company shares (generally for participants outside North America). This Award is also otherwise subject to the terms and conditions of the Plan, which prevail in the event of any inconsistency.

16.
Recoupment: If at any time (including after the vesting date or after payment), the Committee, including any person authorized pursuant to Section 3.2 of the Plan (any such person, an “Authorized Officer”):

(a)
reasonably believes that a Participant has engaged in “Detrimental Conduct” (as defined below), then the Committee or an Authorized Officer may suspend the Participant’s participation in this RSU Award pending a determination of whether the Participant has engaged in Detrimental Conduct;

(b)
determines the Participant has engaged in “Detrimental Conduct” (as defined below), then the grant of RSUs under the Plan and all rights thereunder shall terminate immediately without notice effective the date on which the Participant engages in such Detrimental Conduct, unless terminated sooner by operation of another term or condition of this Award or the Plan; and/or

(c)
determines the Participant has engaged in “Detrimental Conduct” (as defined below), then the Participant may be required to repay to the Company, in cash and upon demand, any payment in shares from any RSU Award made during and after the year in which the Detrimental Conduct occurred.

The return of RSU payments under paragraph (c) is in addition to and separate from any other relief available to the Company due to the Participant’s Detrimental Conduct.
“Detrimental Conduct” means conduct that is contrary or harmful to the interest of the Company or any of its subsidiaries, including, but not limited to, (i) conduct relating to the Participant’s employment for which either criminal or civil penalties against the Participant may be sought, (ii) breaching the Participant’s fiduciary duty or deliberately disregarding any of the Company’s (or any of its subsidiaries’) policies or code of conduct, (iii) violating the Company’s insider trading policy or the commission of an act or omission which causes the Participant or the Company to be in violation of federal or state securities laws, rules or regulations, and/or the rules of any exchange or association of which the Company is a member, including statutory disqualification, (iv) disclosing or misusing any confidential information or material concerning the Company or any of its subsidiaries, (v) participating in a hostile takeover attempt of the Company, (vi) engaging in an act of fraud or intentional misconduct during the Participant’s employment that causes the Company to restate all or a portion of the Company’s financial statements, or (vii) conduct resulting in a financial loss to the Company or any of its subsidiaries even though the Company is not required to or does not actually restate all or any portion of its financial statements.
For any Participant who is an executive officer for purposes of Section 16 of the Exchange Act, any determination of whether the Participant has engaged in an act of fraud or intentional misconduct during the Participant’s employment that causes the Company to restate all or a portion of the Company’s financial statements shall be made by the Committee and shall be subject to the review and approval of the Board of Directors.
If a Participant voluntarily leaves employment of the Company or any of its subsidiaries within one (1) year of the vesting date to work for a direct competitor of the Company or any of its subsidiaries, or if a Participant directly or indirectly solicits, hires, or otherwise encourages any present, former, or future employee of the Company or any of its subsidiaries within one (1) year of the vesting date, then the value of this RSU Award on the vesting date, less any tax withholding or tax obligations, but without regard to any subsequent market price decrease or increase, shall be immediately due and payable in cash by the Participant without notice, to the Company.
If at any time the Company determines that a participant has breached the non-solicitation or non-disparagement provisions of this Award, the participant will be obligated, to the maximum extent permitted by law, to reimburse the Company for all amounts paid to the participant pursuant to this Award. By accepting this Award, the participant also agrees and acknowledges that if the participant breaches the non-solicitation or non-disparagement provisions of this Award, because it would be impractical and excessively difficult to determine the actual damages to the Company as a result of such breach, any remedies at law (such as a right to monetary damages) would be inadequate. The participant therefore agrees that, if the participant breaches the non-solicitation or non-disparagement provisions of this Award, the Company shall have the right (in addition to, and not in lieu of, any other right or remedy available to it) to a temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without proof of actual damage.
The rights contained in this section shall be in addition to, and shall not limit, any other rights or remedies that the Company may have under law or in equity, including, without limitation, (a) any right that the Company may have under any other Company recoupment policy or other agreement or arrangement with a participant, or (b) any right or obligation that the Company may have regarding the clawback of “incentive-based compensation” under Section 10D of the Securities Exchange Act of 1934, as amended (as determined by the applicable rules and regulations promulgated thereunder from time to time by the U.S. Securities and Exchange Commission).

17.	Assignability and Transfer: RSUs may not be assigned, transferred, sold, exchanged, encumbered, pledged or otherwise hypothecated or disposed of prior to vesting, except as provided in the Plan.
These terms and conditions are subject to the provisions of the Kellogg Company 2017 Long-Term Incentive Plan document and any additional terms and conditions as determined by the Committee.

Date: January 2018